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                                                                    Exhibit 99.1

Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

                         NORTEK ANNOUNCES RETIREMENT OF

                            EXECUTIVE VICE PRESIDENT

                             ---------------------

PROVIDENCE, RI, September 1, 2004 -- NORTEK HOLDINGS, INC. ("NORTEK HOLDINGS"), the parent company of NORTEK, INC. ("NORTEK"), a leading international designer, manufacturer and marketer of high-quality brand name building products, today announced the retirement of Robert E.G. Ractliffe, it's Executive Vice President and Chief Operating Officer. Mr. Ractliffe was appointed to this position in January 2002.

Mr. Ractliffe had previously served as President and Chief Executive Officer of NORTEK'S former subsidiary Ply Gem Industries, Inc. from 1997 through 2001. From 1989 to 1997, Mr. Ractliffe served as President and Chief Executive Officer of NORTEK'S wholly owned subsidiary, Nordyne Inc., a leading manufacturer of Residential and Light Commercial HVAC Products. Under his leadership, the companies achieved a significant turnaround in financial performance.

                                   - M O R E -
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In announcing Mr. Ractliffe's retirement, Richard L. Bready, NORTEK'S Chairman and Chief Executive Officer, said "We want to thank Bob for his significant contribution to NORTEK'S profitable growth during his leadership positions with NORTEK and for his loyal and dedicated service for over 15 years with NORTEK."

NORTEK HOLDINGS* (the parent company of NORTEK, INC.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. NORTEK HOLDINGS offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term "Nortek Holdings" refers to Nortek Holdings, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek Holdings' current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek Holdings undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek Holdings with the Securities and Exchange Commission.

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